                            REA PROJECT DESIGNATION:

                              OKLAHOMA 535-A MCLOUD







                             TELEPHONE LOAN CONTRACT

                           DATED AS OF MARCH 19, 1956

                                     BETWEEN

                            MCLOUD TELEPHONE COMPANY

                                       AND

                            UNITED STATES OF AMERICA









                            DEPARTMENT OF AGRICULTURE
                      RURAL ELECTRIFICATION ADMINISTRATION

               AGREEMENT, made as of March 19, 1956, pursuant to the Rural Electrification Act of 1936, as amended (7 U.S.C. 901 et seq.) (hereinafter called the "Act"), between McLOUD TELEPHONE COMPANY (hereinafter called the "Borrower"), a corporation existing under the laws of the State of Oklahoma, and United States of America (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration (hereinafter called the "Administrator").

          WHEREAS, the Borrower owns and operates telephone facilities (hereinafter called the "Existing Facilities"), serving approximately 332 subscribers located in the Counties of Cleveland, Lincoln, Oklahoma and Pottawatomie, in the State of Oklahoma; and

          WHEREAS, it is intended that the Government shall lend and the Borrower shall borrow an amount not in excess of $218,000 to finance the improvement and operation of the Existing Facilities and the construction and operation of additional telephone facilities to serve approximately 313 subscribers in addition to those now being served (the improvements and additional telephone facilities so financed being hereinafter collectively called the "Project", and the Existing Facilities, as improved and added to by the Project or otherwise, being hereinafter called the "System"), and to finance the payment and discharge of outstanding indebtedness of the Borrower as hereinafter provided; and

          WHEREAS, it is contemplated that the amount of such loan may be increased from time to time for purposes permitted by the provisions of the Act, as from time to time amended, and upon the terms and conditions contained in this agreement, as from time to time amended (such loan and any such increases in the amount thereof being hereinafter collectively called the "Loan"); and

          WHEREAS, the Administrator, in determining to enter into this agreement, has relied upon the representation of the Borrower to him that it is willing to furnish adequate telephone service to the widest practicable number of persons in rural areas whom it is possible to serve, and the Borrower has agreed to do so as hereinafter provided;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Borrower and the Government agree as follows:

                                    ARTICLE I
                            LOAN, NOTES AND SECURITY

          SECTION 1.1 AMOUNT AND PURPOSE. For the purpose of furnishing or improving telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $218,000, to finance pursuant to the provisions of the Act, the construction of the Project and the operation of the System, the Project to be located in the Counties of Cleveland, Lincoln, Oklahoma and Pottawatomie, and in counties contiguous thereto, all in the State of

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Oklahoma, and to finance the payment and discharge of outstanding indebtedness of the Borrower in an aggregate amount not in excess of $11,712, plus accrued interest, if any, and such other charges, if any, as the Borrower may be obligated to pay in order to discharge such outstanding indebtedness.

          SEC. 1.2   NOTES.  The debt created by the Loan shall be evidenced by notes (such notes and any notes executed and delivered to refund, or in substitution for, such notes being hereinafter collectively called the "Notes") to be executed by the Borrower, payable to the order of the Government. The Notes shall bear interest at rates prescribed by applicable Federal statutes, and shall otherwise be in form and substance satisfactory to the Administrator. Interest shall accrue on the principal of each Note only in respect of amounts which shall have been advanced to the Borrower from time to time on account of the Loan and charged against such Note.

          SEC. 1.3   LOAN CLOSING.  The Administrator and the Borrower may from time to time determine by agreement the amount required to enable the Borrower to perform its obligations hereunder. If any reduction in the maximum amount of the loan herein provided for is thus agreed upon, the Administrator shall cause such one or more of the Notes as may be agreed upon to be appropriately credited with an amount equal to such reduction, and the principal amount of such Note or Notes shall, for the purposes of this agreement, be deemed to be correspondingly reduced. When the Administrator and the Borrower shall agree that no further funds are required to be advanced by the Government hereunder in order to enable the Borrower to perform its obligations hereunder, the Administrator shall execute and deliver to the Borrower a loan closing certificate (hereinafter called the "loan closing certificate") which shall, among other things, specify the date of the closing of the Loan and the amount of unpaid principal of and the accrued and unpaid interest on each of the Notes.

          SEC. 1.4. SECURITY. The Notes shall be secured by a mortgage made by the Borrower to the Government, in form and substance satisfactory to the Administrator and covering all the property of the Borrower now owned or hereafter acquired (such mortgage being hereinafter called the "Mortgage"), as supplemented by such supplemental mortgages made by the Borrower to the Government, by such chattel mortgages, and supplemental or additional chattel mortgages, made by the Borrower to the Government, and by such other action on the part of the Borrower, as may be required to confirm, fully convey, preserve or renew the lien of the Mortgage as security for the Notes and to effectuate the intention of these presents that the Mortgage shall cover all property of the Mortgagor, whether now owned or hereafter acquired (any such supplemental mortgage, chattel mortgage, supplemental or additional chattel mortgage, and any such other action, as the case may be, being hereinafter called a "supplemental mortgage").

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                                   ARTICLE II

                        ADVANCES AND DISPOSITION OF FUNDS

          SECTION 2.1. PREREQUISITES TO ADVANCES. The Government shall be under no obligation to advance any funds on account of the Loan from time to time unless and until the Borrower shall have delivered to the Administrator, in form and substance satisfactory to him, the following:

               (a) one or more of the Notes, the Mortgages, and such supplemental mortgages as may be required pursuant to section 1.4 hereof, all duly executed and accompanied by proof of the due recordation and filing of the mortgage and any supplemental mortgage in such places as may be required by law in order fully to perfect and maintain the lien of the Mortgage and any supplemental mortgage;

               (b) evidence of appropriate corporate action authorizing the execution and delivery of the Notes, the Mortgage, and any supplemental mortgage and amendment to this agreement;

               (c) evidence that the Borrower has duly registered when and where required by law with all State, Federal and other public authorities and regulatory bodies and obtained therefrom all authorizations, certificates, permits, and approvals to the extent required by law in order to enable the Borrower to enter into this agreement, to execute and deliver the Notes, the Mortgage, and any supplemental mortgage and amendment to this agreement, to construct and operate the System, and to perform all other acts to be performed by it hereunder;

               (d) evidence that the Borrower has duly adopted a tariff which does not include mileage or zone charges for rural multi-party service and which will provide revenues sufficient to meet all necessary expenditures, including all interest and principal payments under the Notes;

               (e) evidence that there has been no substantial adverse change in the Borrower's financial condition or plant since the date of the last financial statement submitted by the Borrower to the Administrator;

               (f) evidence that the Borrower is not involved in or threatened with any litigation which may substantially and adversely affect the Borrower's financial condition and that there are no liens or clouds on title except the lien of the Mortgage and any supplemental mortgage, on any of its property; provided, however, that with respect to the first advance of funds on account of the Loan (which advance is more particularly conditioned as hereinafter provided in this section) the obligation of the Borrower to furnish evidence relating to liens on its property shall be to furnish evidence that there are no liens on any of its property except the lien of the mortgage and any supplemental mortgages, and any chattel mortgages or other mortgages (hereinafter collectively called the "Underlying Mortgage"), securing certain indebtedness owing by the Borrower to Mae Verity in the approximate principal amount of $10,700, and to the Stromberg-Carlson Supply Company in the approximate amount of $850;

               (g) evidence that the Borrower has duly adopted articles of incorporation and by laws in form and substance adequate to enable the Borrower to perform all acts to be performed by it hereunder;

               (h) such opinions as the Administrator may require, by counsel (who may be a member of the Borrower's legal staff, if any, or an attorney regularly employed by the Borrower) selected by the Borrower and approved by the Administrator;

               (i) evidence that the Borrower has good and marketable title to the Existing Facilities, subject only to the lien of the Underlying Mortgage referred to in subparagraph (f) of this section. 2.1, and holds such franchises, permits, leases, easements, rights, privileges, licenses or right-of-way instruments, reasonably adequate in form and substance, as may be required by law for the continued maintenance and operation of the Existing Facilities, and every part thereof, in their present location;

               (j) a comment or commitments from other companies covering the joint use of facilities, as may be necessary for the construction or proper operation of the System;

The first advance of funds on account of the Loan shall be made by the Government to the Borrower (upon compliance by the Borrower with all conditions of this agreement precedent to the advance of funds on account of the Loan) for the purpose of enabling the Borrower: (1) to pay and discharge outstanding indebtedness, in an amount not in excess of the amount provided in Section 1.1 hereof for such purpose, and (2) to pay for preloan engineering services, in an amount to be approved by the Administrator. Thereafter, the Government shall be under no obligation to make any further advances on account of the Loan until the Borrower shall have submitted evidence, satisfactory in form and substance to the Administrator, of: (a) the payment and discharge of all indebtedness of the Borrower required to be paid and discharged with loan funds; and (b) the position of the Mortgage and any supplemental mortgages as the first and only lien against the System.

          SEC. 2.2 REQUISITIONS. The Borrower shall from time to time submit to the Administrator requisitions, on forms furnished by the Administrator, requesting the Government to make advances on account of the Loan. Each requisition shall be accompanied by the following:

               (a) evidence that the construction of the Project effected to the date of the requisition complies with the provisions hereof;

               (b) a certificate signed by a duly authorized officer or employee of the Borrower, which shall specify all payments not previously accounted for theretofore

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          made by the Borrower from funds in the Special Construction Account provided for in section 2.4 hereof;

               (c) a statement, on a form to be furnished by the Administrator, setting forth the purposes for which it is intended the requested advance will be used by the Borrower; and

               (d) such additional information, opinions, documents and proofs relating to the construction of the Project, the expenditure of loan funds, and the Government's security for the Loan, as may reasonably be requested by the Administrator.

          SEC. 2.3. ADVANCES. The Government, upon receipt of a requisition and accompanying documents complying with the provisions of section 2.2 hereof shall, within a reasonable time thereafter, if the Borrower has complied with the provisions of section 2.1 hereof and all other conditions precedent to the advance of funds on account of the Loan, make an advance to the Borrower sufficient for such of the purposes specified in the statement of purposes accompanying the requisition as the Administrator shall approve. The Administrator may at any time, as a condition to making any advance on account of the Loan, require compliance by the Borrower with any one or more of the covenants, terms and conditions of this agreement to be performed by the Borrower. Advances made by the Government pursuant to this section 2.3 shall be charged by the Government against any one or more of the Notes in such manner and in such amounts as the Administrator and the Borrower shall agree. The Government shall be under no obligation to make advances on account of the Loan after the date of the closing of the Loan specified in the loan closing certificate.

          SEC. 2.4. SPECIAL CONSTRUCTION ACCOUNT. The Borrower shall hold all moneys advanced to it by the Government hereunder in trust for the Government and shall deposit such moneys promptly after the receipt thereof in a bank or banks which shall meet the requirements specified in section 4.3 hereof. Any account (herein called "Special Construction Account") in which any such moneys shall be deposited shall be designated by the corporate name of the Borrower followed by the words "Trustee, REA Construction Fund Account". All loan funds in any Special Construction Account shall be used solely for the purposes specified in section 1.1 hereof.

The Fairer shall expend each advance on account of the Loan only for such of the purposes specified in the statement of purposes accompanying the requisition for such advance as shall have been approved by the Administrator.

          SEC. 2.5 UNEXPENDED LOAN FUNDS. Any Funds advanced on account of the Loan remaining unexpended in any Special Construction Account upon the closing of the Loan shall be forthwith remitted by the Borrower to the Government and a credit in respect thereof allowed against such Note or Notes as shall be agreed upon by the Administrator and the Borrower.

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          SEC. 2.6.  COMPLIANCE WITH RESTRICTIONS ON USE OF MATERIALS.  No
advances will be made on account of the Loan for the construction of any part of the Project with respect to which the Borrower shall have failed to submit to the Government satisfactory evidence that the Borrower has obtained from the appropriated agency or agencies of the Government all necessary orders or approvals with respect to the use of the materials required for the construction of such part of the Project. No construction shall be undertaken except in accordance with authorizations or regulations of any such agency or agencies having jurisdiction in the premises.

          SEC. 2.7.  TERMINATION OF ADVANCES.

               (a) If, within one year from the date hereof, the Borrower has not complied with all conditions precedent to the first advance of funds on account of the Loan, including the submission of a requisition therefor in compliance with section 2.2 hereof, the Administrator may, at any time or times thereafter, request the Borrower in writing to advise the Administrator whether the Borrower will be able to comply with such conditions and, if so, to submit evidence to the Administrator, within thirty days, of the Borrower's need for additional time for compliance with such conditions. Upon consideration of such evidence, if any, and all other relevant circumstances, the Administrator may, in his discretion, by written notice to the Borrower, terminate any obligation of the Government to advance any funds on account of the Loan to the Borrower, and such action by the Administrator shall be conclusive.

               (b) If, within three years from the date hereof, or, in case this agreement is amended to provide for an increase in the amount of the Loan, then within three years from the date of the latest such amendment, the Borrower has not complied with all conditions precedent to the advance of the maximum amount of the Loan, including the submission of requisitions therefor in compliance with section 2.2 hereof,t he Administrator may, at any time or times thereafter, request the Borrower in writing to advise the Administrator whether the Borrower will require any further advances on account of the Loan and, if so, to submit evidence to the Administrator, within thirty days, of the Borrower's need for additional time for compliance with such conditions. Upon consideration of such evidence, if any, and all other relevant circumstances, the Administrator may, in his discretion, by written notice to the Borrower, terminate any obligation of the Government to advance funds on account of the Loan not previously advanced to the Borrower, and such action by the Administrator shall be conclusive.

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                                   ARTICLE III

                                  CONSTRUCTION

          SEC. 3.1. LABOR AND MATERIALS CONTRACT. The Borrower shall cause the Project to be constructed under labor and materials contract by a responsible contractor or contractors selected by the Borrower and approved by the Administrator, except to the extent that the Administrator may in writing authorize other methods of construction. The Borrower shall keep accurate and detailed records of all costs and expenses in connection with construction of the Project.

          SEC. 3.2 COMMENCEMENT AND COMPLETION. The Project shall be constructed in accordance with the approved plans and specifications hereinafter provided for, the provisions of this agreement and all contracts and subcontracts made pursuant hereto. Construction of the Project or any portion thereof shall be commenced promptly after the Government shall have notified the Borrower of approval to commence such construction, and the Borrower shall cause such construction to be prosecuted diligently and to be completed within a reasonable time, unless prevented from so doing by causes beyond the control and without the fault or negligence of the Borrower. The Borrower shall cause the Project to be completed in such manner that the System shall be free and clear of all liens and lawful claims for liens except the liens of the Mortgage and any supplemental mortgage.

          SEC. 3.3 BIDDING. The Borrower shall invite bids for construction of outside plant and buildings, for installation of station equipment, and for purchases and installation, or either, of central office equipment, included in the Project, unless otherwise authorized in writing by the Administrator. The Borrower shall open all bide publicly at the time and place which shall have been specified in the notice to bidders, after reasonable prior written notification of such time and place has been given by the Borrower to the Administrator. The Borrower shall award each contract to the lowest responsible bidder, unless all bids are rejected.

          SEC. 3.4 INSPECTION BY ADMINISTRATOR. The Administrator may inspect the construction and equipment of the Project, and shall have the right to examine and test all work and materials, and the Borrower shall provide reasonable facilities therefor for the use of the Administrator and his agents. The Administrator may reject any defective material or workmanship and require that any such material shall be replaced with proper material and that any such workmanship shall be corrected, to the end that all material and workmanship shall conform with the approved plans and specifications hereinafter provided for.

          SEC. 3.5. CERTIFICATES AND MAPS. The Borrower shall, at the request of the Administrator, furnish to the Government: (a) such certificates of the approved engineer and of the officers and employees of the Borrower as the Administrator shall reasonably require with respect to construction of the Project, or any portion thereof, and the cost thereof; (b) a complete inventory by construction units, in sufficient detail to reflect accurately all construction costs, and a description of the Project, or any portion thereof; and (c) a map or maps, in the same form as contained in the approved plans and specifications hereinafter provided for, corrected to show actual locations and classification of all exchanges, lines and other properties of the Borrower except those, if any, not directly connected with the Project.

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                                   ARTICLE IV

                              PARTICULAR COVENANTS

          SEC. 4.1. APPOINTMENTS BY BORROWER.  The Borrower shall designate:
(a) one or more engineers who shall perform the engineering services involved in the construction of the Project or the several portions thereof, and execute all certificates and other instruments pertaining to engineering details required hereunder to be delivered to the Government; and (b) a person (who may be regularly employed by the Borrower) who, subject to the general policies fixed by the board of directors for the conduct of the Borrower's business, shall have active charge of the management and operations of the Borrower (hereinafter called the "Manager"). Persons so designated by the Borrower shall be subject to the approval of the Administrator; provided that if any such person is disapproved by the Administrator, the Administrator shall notify the Borrower in writing of the reasons why the designated person is deemed not qualified to perform the proposed duties properly; and provided further that the Administrator's approval shall not be required for a person designated as the Manager by the Borrower if, for each of the five years immediately preceding such designation, the Borrower has owned and operated the Existing Facilities and has not had a deficit in net income as determined in accordance with methods of accounting prescribed by the state regulatory body having jurisdiction over the borrower, or in the absence of such regulatory body or such prescription, by the Federal Communications Commission.

          SEC. 4.2. SUBMISSION OF PLANS, SPECIFICATIONS AND CONTRACTS WITH THIRD PARTIES. The Borrower shall submit, when requested by the Administrator and subject to the Administrator's approval:

               (a) a contract or contracts with one or more approved engineers for all necessary engineering services in connection with the construction of the Project;

               (b) plans and specifications for the construction of each portion of the Project, identified by the signatures of the approved engineer for such portion or portions, and of a duly authorized and responsible officer or employee of the Borrower;

               (c) a contract or contracts for the construction of outside plant and buildings, for installation of station equipment, and for purchase and installation, or either, of central office equipment, included in the Project, together with any contractor's or subcontractor's bond relating thereto;

               (d) a contract or contracts for such toll traffic and operator assistance services, to be furnished by connecting companies, as may be necessary for the proper operation of the System; provided, however, that the Administrator's approval shall not be required for any such contract or contracts, submitted to the

          Administrator, which in form and substance conform with contracts in general use in the telephone industry;

               (e) a contract or contracts for the purchase by the Borrower of materials, equipment and supplies for use in connection with the Project;

               (f) a contract or contracts for the joint use of facilities of other companies, as may be necessary for the construction or proper operation of the System.

          SEC. 4.3. DEPOSIT OF FUND. The Borrower shall not deposit or allow to remain on deposit any of its funds, regardless of the source thereof, in any bank which is not insured by the Federal Deposit Insurance Corporation, or the successor thereof. The Borrower shall inform the Administrator of the names of the banks which it has selected for deposit of its funds.

          SEC. 4.4 EASEMENTS AND PERMITS. The Borrower shall submit to the Government, when requested by the Administrator, evidence satisfactory to the Administrator that the Borrower has obtained such easements from landowners and releases from lienors and such franchises, authorizations, permits, licenses, certificates of convenience and necessity, approvals, and orders from public bodies and others, reasonably adequate in form and substance, as may be required by law for the construction of the Project and the operation of the System. If requested so to do by the Administrator, the Borrower shall cause such easements and releases to be recorded in appropriate offices of record. Except with the consent of the Administrator, none of the funds advanced on account of the Loan shall be used by the Borrower to pay for easements obtained from landowners, or for releases of liens affecting easements.

          SEC. 4.5. AREA COVERAGE. The Borrower shall furnish adequate telephone service to the widest practicable number of rural users in the Borrower's telephone service area, as such area is shown on the map which is a part of the Borrower's application for the Loan, and which map, as revised by agreement between the Borrower and the Administrator, is incorporated herein by reference thereto. In the performance of this obligation, the Borrower shall (except to the extent that the Administrator, upon request of the Borrower, may in writing authorize deviations therefrom):

               (a) furnish service to all applicants for service included in the Project, without payment by such applicants of any extra charge as a contribution to the cost of construction of facilities to provide such serviced; and

               (b) take all action that may be required to enable it to extend service, with the use of such funds as may from time to time be available to it, either from surplus earnings, increased equity capital, additional loans made by the Government, or otherwise as the Borrower may elect, and without payment to the Borrower of any extra charge as a contribution to construction of facilities to provide such service, to at lease those other unserved rural applicants for service in its telephone service area who meet either of the following conditions:
          (1) service to such applicant will not reduce the overall density of the System below 3.9 subscribers per route mile of pole line, underground cable and radio link, or (2) the cost of constructing the required line extension for such applicant will not exceed seven times the estimated annual exchange revenue from such applicant. Such service shall be furnished pursuant to terms and conditions set forth in the Borrower's tariff, as duly filed with or approved by regulatory bodies having jurisdiction in the premises, or in the absence of any such regulatory body, as adopted by the Borrower; provided that the Borrower shall not file with or submit for approval of appropriate regulatory bodies or adopt any proposed tariff, or continue in effect any existing tariff not required to be continued by any regulatory body, unless under such tariff the Borrower will be obligated to serve unserved rural applicants as provided herein.

The furnishing of service to applicants for service under the conditions provided in this section is of the essence of the Borrower's obligations under this agreement, and the failure or neglect of the Borrower to perform such obligation shall be deemed to be an event of default hereunder.

          SEC. 4.6 MORTGAGE COVENANTS. The Borrower shall perform all covenants by it to be performed under the Mortgage and any supplemental mortgage.

          SEC. 4.7. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows:

               (a) it is a corporation duly organized, existing and in good standing under the laws of the State specified in the introductory paragraph of this agreement and has corporate power to enter into this agreement and perform every act required to be performed by it hereunder;

               (b) all proceedings prerequisite to the valid execution of this agreement by it have been duly taken and all required authorizations therefor have been secured;

               (c) it has not entered into any contract (not heretofore fully performed) for the construction of any portion of the Project, or for engineering or for other services pertaining to the construction or operation of the System, unless such contract has (1) been approved by the Administrator; (2) will be submitted for the approval of the Administrator; or (3) the effectiveness thereof has been made subject to the approval of the Administrator;

               (d) the capital structure of the Borrower is as shown in a certified copy of its articles of incorporation last submitted to the Administrator; the Borrower has issued and outstanding only such numbers and classes of shares of its capital stock and such bonds and other evidence of indebtedness, if any, as shown in the statement thereof last submitted to the Administrator; and the Borrower has not entered into any agreement for the issuance of any other shares of its capital stock, or of bonds or other evidence of indebtedness; and

               (e) every statement contained in this agreement and in every other document, statement, certificate and opinion submitted to the Government by it or in its behalf is true and correct.

          SEC. 4.8. FEES AND COMMISSIONS. No fee or commission has been or shall be paid and no agreement therefor has been or shall be entered into by the Borrower or any of its officers, employees, agents, or representatives in order to obtain the Loan.

          SEC. 4.9. "BUY AMERICAN" CLAUSE. The Borrower shall use or cause to be used in connection with the expenditures of funds advanced on account of the Loan only such unmanufactured articles, materials, and supplies as have been mined or produced in the United States, and only such manufactured articles, materials, and supplies as have been manufactured in the United States substantially all from articles, materials, or supplies mined, produced, or manufactured, as the case may be, in the United States, except to the extend the Administrator shall determine that such use shall be impracticable or that the cost thereof shall be unreasonable.

          SEC. 4.10. NON-DISCRIMINATION CLAUSE. The Borrower, in the performance of this agreement, shall not discriminate against any employee or applicant for employment in regard to hire, tenure, terms or conditions of employment because of race, creed, color or national origin. The Borrower shall include in every contract involving the employment of persons hereafter negotiated or renegotiated with any third party or parties a provision obligating such party or parties not to discriminate in performing the work required by such contract against any employee or applicant for employment in regard to hire, tenure, terms or conditions or employment because of race, creed, color or national origin.

          SEC. 4.11. EVIDENCE OF FEASIBILITY. The Borrower shall, whenever requested so to do by the Administrator, submit evidence satisfactory to the Administrator of the economic and engineering feasibility of each portion of the System designated by the Administrator.

          SEC. 4.12. PROOF OF TITLE. No funds shall be advanced on account the Loan to finance the acquisition of any real property by the Borrower, or any construction thereon, until the Borrower shall have submitted evidence satisfactory to the Administrator that it has acquired or will acquire good and marketable title to such real property.

          SEC. 4.13. COMMENCEMENT OF OPERATION. The Borrower shall not operate any portion of the Project until the Borrower shall have furnished evidence that
(a) such portion of the Project has been properly constructed and is ready to be operated, (b) there are sufficient subscribers ready to take service to permit the economical operation of such portion of the Project, and (c) the

Borrower has complied with the provisions of the Mortgage concerning insurance in respect of such portion of the Project.

          SEC. 4.14. OPERATING AND MAINTENANCE PROCEDURES. The Borrower shall, subject to applicable laws and rules, regulations and orders of regulatory bodies, operate and maintain the System in accordance with standards of operation and maintenance generally accepted for corporations of the size and character of the Borrower.

          SEC. 4.15. NON-DUPLICATION OF FACILITIES. The Borrower shall not use any part of the Loan for the construction of telephone facilities to furnish or improve service to persons receiving telephone service from any other telephone company at the time the Borrower proposes to furnish or improve service to such persons, except that the Borrower may provide or improve service to persons receiving service through facilities acquired or to be acquired by the Borrower, and except to the extent that the Administrator, on the basis of evidence submitted to him by the Borrower, shall have determined that service by the Borrower to such persons will not result in duplication of lines, facilities or systems providing reasonably adequate service.

                                    ARTICLE V

                         EVENTS OF DEFAULT AND REMEDIES

          SEC. 5.1. EVENTS OF DEFAULT. The happening of any of the following events (hereinafter called "events of default") shall constitute a default by the Borrower hereunder:

               (a) any failure to perform, or any violation of, any term, covenant, promise, condition, or agreement, on the part of the Borrower to be performed hereunder at the time and in the manner herein provided;

               (b) any breach of any warranty or any material or substantial inaccuracy in any representation on the part of the Borrower; or

               (c) any event of default which is specified in the Mortgage or any supplemental mortgage.

          SEC. 5.2. REMEDIES UPON DEFAULT. Upon the happening of any event of default, as specified in section 5.1 hereof, the Government or the holder or holders of any one or more of the Notes, as their respective interests may appear, may exercise either one or both of the following rights, privileges, powers, and remedies, to the extent that the exercise thereof is not prohibited by law:

               (a) refuse to make any advance or any further advances on account of the Loan, but any advance thereafter made by the Government shall not constitute a waiver of such default; and

               (b) declare all unpaid principal of and all interest accrued on any or all of the Notes held by such holder or holders (which may include the Government) to be due and payable immediately and upon such declaration all such principal and interest shall become due and payable immediately, anything herein or in any other agreement to which the Borrower shall be a party, or in the Notes or in the Mortgage or any supplemental mortgage to the contrary notwithstanding.

          SEC. 5.3. REMEDIES CUMULATIVE. Every right, privilege, power or remedy herein or in the Notes or in the Mortgage or in any supplemental mortgage conferred upon or reserved to the Government or any holder or holders of the Notes shall be cumulative and shall be in addition to every other right, privilege, power, and remedy now or hereafter existing at law or in equity or by statute. The pursuit of any right, privilege, power, or remedy shall not be construed as an election.

                                   ARTICLE VI

                                  MISCELLANEOUS

          SEC. 6.1. MEMBERS OF CONGRESS. No member of or Delegate to the Congress of the United States shall be admitted to any share or part of this agreement or to any benefit to arise herefrom other than the receiving of telephone service through the System on the same terms accorded others served through the System.

          SEC. 6.2 FALSE CLAIMS STATUTES. The Borrower and each of the officers signing this agreement respectively acknowledge that they have received copies of sections 286, 287, 641, 1001 and 1361 of Title 18, United States Code, Crimes and Criminal Procedure.

          SEC. 6.3 DEFINITIONS. Whenever the following terms are used in this agreement, unless the context indicates another or different meaning or intent, they shall be construed to have meanings as follows:

               (a) "Administrator" means the Administrator of the Rural Electrification Administration or his duly authorized representative or any other person or authority in whom may be vested the duties and functions relating to loans for telephone service in rural areas made pursuant to the Act which the Administrator is now or may hereafter be authorized by law to perform;

               (b) "plans of specifications" means the plans and specifications for the Project originally approved by the Administrator and shall include such changes and modifications thereof as may from time to time be agreed upon by the Borrower and the Government;

               (c)  "note" includes "bond"; and

               (d) "construction" includes "acquisition", and the word "construct" includes the word "acquire".

          SEC. 6.4 APPROVALS IN WRITING. No counsel, engineer, manager or other person, or instruments, or act of the Borrower, who or which shall be subject to the approval of the Administrator, shall be deemed to be approved unless and until the Administrator shall have given such approval in writing.

          SEC. 6.5 WAIVER. The Administrator, in his absolute discretion and upon such terms and conditions as he may determine, may waive the performance or doing of any one or more of the acts to be performed or things to be done by the Borrower, and any provision hereof may be modified or amended by mutual consent of the Borrower and the Administrator. The Borrower shall not claim any modification, amendment, rescission, release, or annulment of any part hereof except pursuant to a written instrument subscribed by the Administrator. The approval by or on behalf of the Administrator of any advance of funds on account of the Loan shall constitute a finding of sufficient performance by the Borrower of all acts prerequisite to such advance, or a waiver thereof; provided, however, that any such waiver shall be effective only with reference to such advance and shall not preclude the Administrator from requiring full performance of the acts so waived as a prerequisite to any subsequent advance.

          SEC. 6.6 NON-ASSIGNABILITY. The Borrower shall not assign this agreement or any part hereof or any moneys due or to become due hereunder.

          SEC. 6.7 DESCRIPTIVE HEADINGS; SEPARABILITY. The descriptive headings of the various articles and sections hereof were formulated and inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof. The invalidity of any one or more phrases, clauses, sentences, paragraphs, or provisions of this agreement shall not affect any remaining portion or portions hereof.

          SEC. 6.8. NOTICES. All demands, notices, approvals, designations, or directions permitted or required to be made upon or given to the Borrower hereunder shall be mailed to the Borrower at McLoud, Oklahoma or such other address as the Borrower shall designate in writing to the Administrator. All notices, designations, or communications permitted or required to be given or sent to the Government or the Administrator hereunder shall be mailed to the Administrator at Washington 25, D.C., or such other address as the Administrator shall designate in writing to the Borrower.

          SEC. 6.9 DURATION OF AGREEMENT. Except where otherwise required by the context, all provisions of this agreement shall continue in full force and effect until all amounts owing by the Borrower to the Government on account of the Loan shall have been paid, and upon such payment this agreement shall be deemed to have been fully performed.

          SEC. 6.10 COUNTERPARTS. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                                            McLOUD TELEPHONE COMPANY


                                            by /s/  CHARLES BLAKELEY
                                              -------------------------------
                                              Charles Blakeley, President
(Seal)

Attest: /s/  LUCILE BLAKELEY
       ----------------------------
       Lucile Blakeley
       Secretary


                                            UNITED STATES OF AMERICA


                                            by /s/  J. K. O'SHAUGHNESSY
                                              -------------------------------
                                              J. K. O'Shaughnessy
                                              Acting Administrator of Rural
                                              Electrification Administration














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